                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

                       HEALTH MANAGEMENT SYSTEMS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-12.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                        HEALTH MANAGEMENT SYSTEMS, INC.
                             401 PARK AVENUE SOUTH
                            NEW YORK, NEW YORK 10016

       NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MARCH 14, 2000

     The Annual Meeting of Shareholders (the "Meeting") of Health Management Systems, Inc. (the "Company") will be held at the offices of the Company, 401 Park Avenue South, New York, New York, on March 14, 2000 at 11:00 a.m., Eastern Standard Time, for the following purposes:

          1. To elect three directors to serve for two-year terms expiring at the annual meeting in 2002 and until their successors are elected and qualified;

          2. To consider and take action on the ratification of the selection of KPMG LLP as the Company's independent certified public accountants for Fiscal Year 2000;

          3. To take action on a shareholder's proposal, if properly presented at the Meeting; and

          4. To transact such other business as may properly come before the Meeting or any adjournments thereof.

     Only shareholders of record at the close of business on January 25, 2000 will be entitled to receive notice of and to vote at the Meeting.

     Shareholders are cordially invited to attend the Meeting in person. Whether or not you expect to attend, WE URGE YOU TO READ THE ACCOMPANYING PROXY STATEMENT AND THEN COMPLETE, SIGN, DATE, AND RETURN THE ENCLOSED FORM OF PROXY IN THE ACCOMPANYING POSTAGE-PREPAID ENVELOPE. It is important that your shares be represented at the Meeting by virtue of your executed proxies should you be unable to attend the Meeting in person. Your promptness in responding will assist us to prepare for the Meeting and to avoid the cost of a follow-up mailing. If you receive more than one form of proxy because you own shares registered in different names or at different addresses, each form of proxy should be completed and returned.

                                          Sincerely,

                                          /s/ KATHY L. ARENDT
                                          Kathy L. Arendt
                                          Secretary

February 4, 2000

                        HEALTH MANAGEMENT SYSTEMS, INC.
                             401 PARK AVENUE SOUTH
                            NEW YORK, NEW YORK 10016

                                PROXY STATEMENT
                            ------------------------

            ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MARCH 14, 2000

                              GENERAL INFORMATION

     This Proxy Statement is furnished to shareholders of Health Management Systems, Inc., a New York corporation (the "Company"), in connection with the solicitation by the Board of Directors of the Company of proxies for use at its Annual Meeting of Shareholders (the "Meeting"). The Meeting is scheduled to be held on Tuesday, March 14, 2000, at 11:00 a.m., Eastern Standard Time, at the offices of the Company, 401 Park Avenue South, New York, New York, and at any adjournments thereof. It is anticipated that the mailing to shareholders of this Proxy Statement and the enclosed form of proxy will commence on or about February 4, 2000.

     At the Meeting, shareholders will be asked to vote upon: (1) the election of three directors; (2) the ratification of the selection of independent certified public accountants for Fiscal Year 2000; (3) a shareholder's proposal, if properly presented at the Meeting; and (4) such other business as may properly come before the Meeting and at any adjournments thereof.

VOTING RIGHTS AND VOTES REQUIRED

     The close of business on January 25, 2000 has been fixed as the record date (the "Record Date") for the determination of shareholders entitled to receive notice of and to vote at the Meeting. As of the close of business on such date, the Company had outstanding and entitled to vote 17,462,321 shares of common stock, par value $0.01 per share (the "Common Stock").

     A majority of the outstanding shares of Common Stock must be represented in person or by proxy at the Meeting in order to constitute a quorum for the transaction of business. The record holder of each share of Common Stock entitled to vote at the Meeting will have one vote for each share so held.

     Directors are elected by a plurality of the votes cast. Shareholders may not cumulate their votes. The three candidates receiving the highest number of votes will be elected. In tabulating the votes, votes withheld in connection with the election of one or more nominees and broker nonvotes will be disregarded and will have no effect on the outcome of the vote.

     The affirmative vote of the holders of a majority of the shares of Common Stock represented at the Meeting in person or by proxy and entitled to vote thereat will be required to ratify the selection of the Company's independent certified public accountants and to adopt any shareholder proposal duly presented at the Meeting. In determining whether these proposals have received the requisite number of affirmative votes, abstentions and broker nonvotes will be disregarded and will have no effect on the outcome of the vote.

VOTING OF PROXIES

     If the accompanying proxy is properly executed and returned, the shares represented by the proxy will be voted at the Meeting as specified in the proxy. If no instructions are specified, the shares represented by any properly executed proxy will be voted FOR the election of the nominees listed below under "Election of Directors", FOR the ratification of the selection of independent certified public accountants, and AGAINST the adoption of the shareholder proposal.

REVOCATION OF PROXIES

     Any proxy given pursuant to this solicitation may be revoked by a shareholder at any time before it is exercised by written notice to the Secretary of the Company, by timely notice of a properly executed proxy bearing a later date delivered to the Company, or by voting in person at the Meeting.

SOLICITATION OF PROXIES

     The Company will bear the cost of this solicitation, including amounts paid to banks, brokers, and other record owners to reimburse them for their expenses in forwarding solicitation material regarding the Meeting to beneficial owners of Common Stock. The solicitation will be by mail, with the material being forwarded to the shareholders of record and certain other beneficial owners of Common Stock by the Company's officers and other regular employees (at no additional compensation). Such officers and employees may also solicit proxies from shareholders by personal contact, by telephone, or by other means if necessary in order to assure sufficient representation at the Meeting.

     ChaseMellon Shareholder Services, L.L.C. has been retained to receive and tabulate proxies and to provide representatives to act as inspectors of election for the Meeting.

                      MATTERS SUBJECT TO SHAREHOLDER VOTE

1.  ELECTION OF DIRECTORS

     Pursuant to the Company's by-laws, the Board of Directors of the Company is currently divided into two classes, with one class standing for election each year for two-year terms. The terms of three directors will expire at the Meeting. Accordingly, the term of three nominees listed below, if elected at the Meeting, will expire at the 2002 annual meeting. The terms of the other current directors listed below will expire at the 2001 annual meeting.

     The three persons designated by the Board of Directors as nominees for election as directors with terms expiring at the 2002 annual meeting are Randolph G. Brown, Robert V. Nagelhout, and Galen D. Powers.

     Unless a contrary direction is indicated, it is intended that proxies received will be voted for the election as directors of the three nominees to serve for two-year terms expiring at the 2002 annual meeting, and in each case until their successors are elected and qualified. In the event any nominee for director declines or is unable to serve, the proxies may be voted for a substitute nominee selected by the Board of Directors. The Board of Directors expects that each nominee named in the following table will be available for election.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES.

                                                                                             SERVED AS
                                                     POSITION WITH THE COMPANY               DIRECTOR
NAME                                                  OR PRINCIPAL OCCUPATION                  FROM
----                                                 -------------------------               ---------
Nominees for directors for two-year terms ending in 2002:
Randolph G. Brown......................  Chairman and Chief Executive Officer of One Inc.,     1998
                                           a surgery center management company
Robert V. Nagelhout....................  President of the Company's Software Division          1996
Galen D. Powers........................  Senior Founder and President of Powers, Pyles,        1992
                                           Sutter & Verville, P.C., a law firm
Directors continuing in office until 2001:
Paul J. Kerz...........................  Chairman, President and Chief Executive Officer of    1974
                                           the Company
William W. Neal........................  Managing Principal of Piedmont Venture Partners,      1989
                                           an investment firm
Ellen A. Rudnick.......................  Executive Director, Entrepreneurship Program,         1997
                                           University of Chicago Graduate School of Business
Richard H. Stowe.......................  Senior Advisor to Capital Counsel LLC, an asset       1989
                                           management firm

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth certain information with respect to the executive officers and directors of the Company as of January 25, 2000:

NAME                                                              POSITION
----                                                              --------
Paul J. Kerz...........................  Chairman, President and Chief Executive Officer, and
                                         Director
Alan L. Bendes.........................  Senior Vice President and Chief Financial Officer
Richard B. Brown.......................  President, Revenue Services Division
Lewis D. Levetown......................  Vice President, Human Resources
Robert V. Nagelhout....................  President, Software Division, and Director
Randolph G. Brown......................  Director
William W. Neal........................  Director
Galen D. Powers........................  Director
Ellen A. Rudnick.......................  Director
Richard H. Stowe.......................  Director

     PAUL J. KERZ, 58, a founder of the Company, has been its Chairman, President and Chief Executive Officer, and a director since the Company's inception in 1974. From 1970 until 1973, he served as Senior Vice President of Finance and Chairman of the Management Review Committee of the New York City Health and Hospitals Corporation. Prior to 1970, Mr. Kerz served in various capacities in state and federal Bureaus of the Budget.

     ALAN L. BENDES, 46, joined the Company during Fiscal Year 1999 as its Senior Vice President and Chief Financial Officer. From 1997 to January 1999, Mr. Bendes served as an independent business consultant and on staff for wireless and internet technology companies. From 1987 through 1996, Mr. Bendes served as Vice President -- Finance and Administration, Chief Financial Officer, Treasurer, and Secretary for United States Paging Corporation (at the time a publicly held company and currently a wholly owned subsidiary of MCI Worldcom). From 1985 through 1987, Mr. Bendes was the Chief Financial and Operations Officer of Toscany Imports, Ltd., a distributor of glassware and giftware and a subsidiary of Alco Standard Corporation. From 1980 through 1984, Mr. Bendes served as Chief Financial Officer of Meinhard Commercial Corporation, the factoring subsidiary of CIT Corporation. From 1974 to 1980, he was a member of KPMG LLP's audit staff.

     RICHARD B. BROWN, JR., 44, joined the Company during Fiscal Year 1999 and serves as President of the Company's Revenue Services Division. From 1995 through 1998, Mr. Brown held operational and strategic planning positions with Coastal Physicians Group and Oxford Specialty Management, a start-up venture wholly owned by Oxford Health Plan. From 1977 to 1994, Mr. Brown worked for International Business Machines Corporation ("IBM"), including four years as a Principal in the Healthcare Practice of the IBM Consulting Group.

     LEWIS D. LEVETOWN, 57, has been Vice President of Human Resources of the Company since 1988. From 1982 until he joined the Company, he was Senior Vice President, Human Resources for Automated Data Processing, Inc. ("ADP").

     ROBERT V. NAGELHOUT, 45, serves as President of the Company's Health Care microsystems, Inc. ("HCm") subsidiary, a position he held since HCm's acquisition by the Company in February 1995, and became the President of the Company's Software Division in December 1999. From November 1997 through December 1999, Mr. Nagelhout served as the Company's Chief Operating Officer. Prior to co-founding HCm in 1983, he served as a consultant at Ernst & Whinney (now Ernst & Young).

     RANDOLPH G. BROWN, 57, was appointed a director of the Company in May 1998. Mr. Brown has served as Chairman and Chief Executive Officer of One Inc., a developer and manager of refractive and cataract surgery centers in New York, since August 1999. Previously, Mr. Brown had been an independent business consultant since November 1996, principally as a venture partner with Morgenthaler Venture Partners. From July 1987 through October 1996, Mr. Brown served in various senior executive capacities, including Chairman, President and Chief Executive Officer, for Medaphis Corporation, a provider of accounts receivable management services to hospital-affiliated physicians and hospitals. From 1978 through 1987, Mr. Brown was employed in various management positions by Humana Inc., a provider, at that time, of integrated healthcare delivery services.

     WILLIAM W. NEAL, 67, has been Managing Principal of Piedmont Venture Partners since July 1996. From 1989 to April 1996, he served as Chief Executive Officer of Broadway and Seymour, a company that provides software and computer systems to the banking industry. From 1985 through July 1989, he was a partner of Welsh, Carson, Anderson and Stowe ("WCAS"), an investment firm. Mr. Neal was Senior Vice President -- Marketing of ADP from 1984 to 1985 and a Group President of ADP from 1978 to 1984. He served as a director of ADP from 1982 until 1985.

     GALEN D. POWERS, 63, is the senior founder and has served as President of Powers, Pyles, Sutter & Verville P.C., a Washington, D.C. law firm specializing in healthcare and hospital law, since he founded the firm in 1983. Mr. Powers was the first chief counsel of the federal Health Care Financing Administration and has served as a director and the President of the National Health Lawyers Association.

     ELLEN A. RUDNICK, 49, is Executive Director and Clinical Associate Professor of the Entrepreneurship Program at the University of Chicago Graduate School of Business. She also serves as Chairman of CEO Advisors, Inc. a privately held consulting firm. From 1993 until 1999, Ms. Rudnick served as Chairman of Pacific Biometrics, Inc., a publicly held healthcare biodiagnostics company and its predecessor, Bioquant. From 1990 to 1992, she was President and Chief Executive Officer of Healthcare Knowledge Resources ("HKR"), a privately held healthcare information technology corporation, and subsequently served as President of HCIA, Inc. ("HCIA") following the acquisition of HKR by HCIA. From 1975 to 1990, Ms. Rudnick served in various positions at Baxter Health Care Corporation, including Corporate Vice President and President of its Management Services Division.

     RICHARD H. STOWE, 56, is a Senior Advisor to Capital Counsel LLC, an asset management firm. From 1979 until 1998, Mr. Stowe was a general partner of WCAS. Prior to 1979, he was a Vice President in the venture capital and corporate finance groups of New Court Securities Corporation (now Rothschild Inc.). Mr. Stowe is a director of MedQuist, Inc., a provider of medical record transcription services, New American Healthcare Corporation, an owner of non-urban hospitals, The Cerplex Group, Inc., a provider of outsourcing services for electronic equipment, and several private companies.

DIRECTORS' FEES

     Non-employee directors are paid $1,500 for each regularly scheduled Board of Directors meeting, $500 for each regularly scheduled committee meeting, and $250 for each special Board of Directors or committee meeting which they attend, and are reimbursed for expenses incurred in attending meetings. Each non-employee director is also granted options annually to purchase 1,500 shares of Common Stock under the Company's 1995 Non-Employee Director Stock Option Plan and may be awarded additional options under the Company's 1999 Long-Term Incentive Stock Plan. On November 13, 1998, each non-employee director was granted options to purchase 7,500 shares of Common Stock at an exercise price of $6.44 per share under the Company's prior Employee Stock Option and Restricted Stock Purchase Plan.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

     The Board of Directors held six meetings during Fiscal Year 1999. In addition, there was one meeting of independent members of the Board. Each director attended at least 75% of the aggregate of the total number of meetings of (a) the Board of Directors, and (b) the committees on which the director served.

     The committees of the Board of Directors consist of an Audit and Compliance Committee and a Compensation Committee.

     AUDIT AND COMPLIANCE COMMITTEE. The Audit and Compliance Committee recommends to the Board of Directors the annual appointment of independent certified public accountants with whom the Committee reviews audit fees, the scope and timing of the audit, the adequacy of internal controls, and any other services rendered. The functions of the Audit and Compliance Committee also include review of corporate compliance and related matters. The Audit and Compliance Committee is comprised of Messrs. Powers and Brown, both of whom are independent directors. The Audit and Compliance Committee held four meetings during Fiscal Year 1999.

     COMPENSATION COMMITTEE. The Compensation Committee reviews and recommends the compensation and bonuses of the executives of the Company. The Compensation Committee also administers the Company's 1999 Long-Term Incentive Stock Plan, Employee Stock Purchase Plan, and 1995 Non-Employee Director Stock Option Plan. The Compensation Committee is comprised of Messrs. Neal and Stowe, both of whom are independent directors. The Compensation Committee held two meetings during Fiscal Year 1999.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Pursuant to Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") and the rules issued thereunder, the Company's executive officers and directors are required to file with the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. reports of ownership and changes in ownership of Common Stock. Copies of such reports are required to be furnished to the Company. Based solely on review of the copies of such reports furnished to the Company, or written representations that no other reports were required, the Company believes that during Fiscal Year 1999 all of its executive officers and directors complied with the requirements of Section 16(a), except that Robert V. Nagelhout, an officer and director of the Company, did not timely report his disposition of 90,225 shares of Common Stock for the month of December 1998 and Galen D. Powers, a director of the Company, did not timely file the annual Form 5 with respect to his acquisition of 1,500 options to purchase Common Stock.

     ADDITIONAL INFORMATION REGARDING COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS IS PROVIDED ON PAGES 9 THROUGH 13 OF THIS PROXY STATEMENT.

2.  RATIFICATION OF THE SELECTION OF INDEPENDENT CERTIFIED PUBLIC
    ACCOUNTANTS

     The Board of Directors, in accordance with the recommendation of the Audit and Compliance Committee, has selected, subject to ratification by the shareholders, KPMG LLP, independent certified public accountants, to audit the consolidated financial statements of the Company and its subsidiaries for Fiscal Year 2000. KPMG LLP has audited the Company's financial statements since Fiscal Year 1981.

     The Company expects representatives of KPMG LLP to attend the Meeting, to be available to respond to appropriate questions from shareholders, and to have the opportunity to make a statement if so desired.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE SELECTION OF KPMG LLP AS INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS FOR FISCAL YEAR 2000.

3.  SHAREHOLDER PROPOSAL

     Mr. William Steiner, 4 Radcliffe Drive, Great Neck, New York 11024, the beneficial owner of 1,700 shares (having held shares with a market value of at least $2,000 since April 7, 1997) of Common Stock, has given notice that he intends to present for action at the Meeting, the following Resolution:

          "Resolved that the shareholders of Health Management Systems, Inc. urge the Health Management Systems, Inc. Board of Directors to arrange for the prompt sale of Health Management Systems, Inc. to the highest bidder."

     Supporting Statement:

          The purpose of the Maximize Value Resolution is to give all Health Management Systems, Inc. shareholders the opportunity to send a message to the Health Management Systems, Inc. Board that they support the prompt sale of Health Management Systems, Inc. to the highest bidder. A strong and/or majority vote by the shareholders would indicate to the Board the displeasure felt by the shareholders of the shareholder returns over many years and the drastic action that should be taken. Even if it is approved by the majority of the Health Management Systems, Inc. shares represented and entitled to vote at the annual meeting, the Maximize Value Resolution will not be binding on the Health Management Systems, Inc. Board. The proponent however believes that if this resolution receives substantial support from the shareholders, the Board may choose to carry out the request set forth in the resolution.

          The prompt auction of Health Management Systems, Inc. should be accomplished by any appropriate process the Board chooses to adopt, including a sale to the highest bidder whether in cash, stock, or a combination of both. It is expected that the Board will uphold its fiduciary duties to the utmost during the process.

          The proponent further believes that if the resolution is adopted, the management and the Board will interpret such adoption as a message from the Company's shareholders that it is no longer acceptable for the Board to continue with its current management plan and strategies.

          The proponent urges your support and that you vote for this resolution.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE ADOPTION OF THE PROPOSAL FOR THE FOLLOWING REASONS: A shareholder resolution calling for the Board of Directors to effect a business combination or sale of the Company would adversely affect the Company's negotiating position in connection with any such transaction. The Board's ability to seek the best terms for shareholders would therefore be compromised. Furthermore, the proposed resolution is inappropriate, as the New York Business Corporation Law requires that the Board of Directors approve the proposed terms of any such transaction and determine it to be in the best interests of the Company and its shareholders prior to recommending that the necessary shareholder approval be obtained. Conducting a shareholder vote prior to the Board's consideration of a specific transaction would be both meaningless and counter-productive. While your Board of Directors will responsibly consider all possible alternatives that have the potential of favorably impacting the Company, the Board of

Directors currently believes that it is in the best interests of the Company and its shareholders to remain as an independent company and continue to focus its efforts upon growing the Company's business and its operating results.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THIS PROPOSAL.

                             ADDITIONAL INFORMATION

STOCK OWNERSHIP

     The following table sets forth certain information regarding the beneficial ownership of Common Stock as of January 25, 2000 by (a) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, (b) each executive officer identified in the Summary Compensation Table below, (c) each director and nominee for director, and (d) all executive officers and directors as a group. Except as otherwise noted, the named shareholder had sole voting and investment power with respect to such securities.

NAME                                                           AMOUNT        PERCENTAGE
----                                                          ---------      ----------
Awad Asset Management
  250 Park Avenue
  New York, NY 10177........................................  1,903,160         10.9%
Paul J. Kerz(a).............................................  1,079,317          6.1%
Alan L. Bendes(b)...........................................     42,000            *
Richard B. Brown(c).........................................      8,750            *
Thomas J. Kazamek(d)........................................    255,670          1.5%
Robert V. Nagelhout(e)......................................    144,598            *
Randolph G. Brown(f)........................................      3,625            *
William W. Neal(g)..........................................     40,921            *
Galen D. Powers(h)..........................................     18,435            *
Ellen A. Rudnick(i).........................................      7,750            *
Richard H. Stowe(j).........................................     64,864            *
All executive officers and directors as a group (eleven
  persons)(k)...............................................  1,678,758          9.3%

---------------
 *   denotes percentage of ownership is less than 1%

(a) Includes (i) 84,828 shares of Common Stock owned by members of the family of Mr. Kerz or trusts for the benefit of such family members, as to which Mr. Kerz disclaims beneficial ownership, and (ii) outstanding options to purchase 299,019 shares of Common Stock that are currently exercisable or will become exercisable before March 31, 2000.

(b) Includes outstanding options to purchase 42,000 shares of Common Stock that are currently exercisable or will become exercisable before March 31, 2000.

(c) Includes outstanding options to purchase 8,750 shares of Common Stock that are currently exercisable or will become exercisable before March 31, 2000.

(d) Includes 1,598 shares of Common Stock and outstanding options to purchase 10,768 shares of Common Stock owned by members of the family of Mr. Kazamek, as to which Mr. Kazamek disclaims beneficial ownership. Also, includes outstanding options to purchase 110,963 shares of Common Stock that are currently exercisable or will become exercisable before March 31, 2000.

(e) Includes (i) 6,000 shares of Common Stock held in trusts for the benefit of family members, as to which Mr. Nagelhout disclaims beneficial ownership, and (ii) outstanding options to purchase 88,958 shares of Common Stock that are currently exercisable or will become exercisable before March 31, 2000.

(f) Includes outstanding options to purchase 3,625 shares of Common Stock that are currently exercisable or will become exercisable before March 31, 2000.

(g) Includes 27,980 shares of Common Stock owned by members of the family of Mr. Neal, as to which Mr. Neal disclaims beneficial ownership. Also includes outstanding options to purchase 8,500 shares of Common Stock that are currently exercisable or will become exercisable before March 31, 2000.

(h) Includes 237 shares of Common Stock owned by members of the family of Mr. Powers, as to which Mr. Powers disclaims beneficial ownership. Also includes outstanding options to purchase 18,198 shares of Common Stock that are currently exercisable or will become exercisable before March 31, 2000.

(i) Includes outstanding options to purchase 4,750 shares of Common Stock that are currently exercisable or will become exercisable before March 31, 2000.

(j) Includes outstanding options to purchase 8,500 shares of Common Stock that are currently exercisable or will become exercisable before March 31, 2000.

(k) Includes outstanding options to purchase 609,031 shares of Common Stock that are currently exercisable or will become exercisable before March 31, 2000.

EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

     The following table sets forth the cash and non-cash compensation for the Fiscal Years ended October 31, 1999, 1998, and 1997 awarded to or earned by the Chief Executive Officer and by each of the other four most highly compensated executive officers of the Company.

                                                                                        LONG-TERM
                                                                                      COMPENSATION
                                                         ANNUAL COMPENSATION          ------------
                                         FISCAL    -------------------------------    STOCK OPTIONS
NAME AND PRINCIPAL POSITION              YEARS      SALARY      BONUS     OTHER(A)     AWARDED(B)
---------------------------              ------    --------    -------    --------    -------------
Paul J. Kerz...........................   1999     $364,000          0    $ 3,500         95,000
Chairman, President and                   1998      364,000     75,000      6,867              0
  Chief Executive Officer                 1997      381,000          0     11,029              0

Alan L. Bendes(c)......................   1999      197,000     40,000      3,500        105,000
  Senior Vice President and               1998            0          0          0              0
  Chief Financial Officer                 1997            0          0          0              0

Richard B. Brown(c)....................   1999      200,000     40,000      3,247         75,000
  President, Revenue Services Division    1998            0          0          0              0
                                          1997            0          0          0              0

Thomas J. Kazamek......................   1999      225,000          0      8,173         75,000
  Senior Vice President                   1998      225,000     50,000      7,900         20,000
                                          1997      180,000     60,000      4,367        126,213

Robert V. Nagelhout....................   1999      312,000          0     11,338         80,000
  President, Software Division            1998      312,000     65,000     10,830         86,170
                                          1997      185,000     75,000      4,911         32,580

---------------
(a) Includes matching contributions under the Company's 401(k) and Profit Sharing Plans.

(b) Excludes November 30, 1999 awards to Messrs. Brown, Kazamek, and Nagelhout of 5,000, 9,000, and 10,000 options, respectively, to purchase Common Stock at an exercise price of $4.59 per share.

(c) Joined the Company during Fiscal Year 1999.

STOCK OPTIONS

     The Company's 1999 Long-Term Incentive Stock Plan allows grants of stock options and other rights relating to its Common Stock. In general, whether exercising stock options is profitable depends on the relationship between the Common Stock's market price and the option's exercise price, as well as on the optionee's investment decisions. Options that are "in the money" on a given date can become "out of the money" if prices change on the stock market. For these reasons, the Company believes that placing a current value on outstanding options is highly speculative and may not represent the true benefit, if any, that may be realized by the optionee. The following two tables give more information on stock options.

     The following table sets forth selected option grant information for the Fiscal Year ended October 31, 1999 with respect to options awarded to the Chief Executive Officer and each of the other four most highly compensated executive officers of the Company.

                      OPTION GRANTS IN LAST FISCAL YEAR(a)

                                                                                      POTENTIAL REALIZABLE VALUE
                                                                                        AT ASSUMED ANNUAL RATES
                                    NUMBER     % OF TOTAL                             OF STOCK PRICE APPRECIATION
                          TYPE OF     OF        OPTIONS      EXERCISE                       FOR OPTION TERM
                          OPTION    OPTIONS    GRANTED TO    PRICE PER   EXPIRATION   ---------------------------
NAME                      GRANTED   GRANTED   EMPLOYEES(B)     SHARE        DATE         5%(C)          10%(c)
----                      -------   -------   ------------   ---------   ----------   -----------     -----------
Paul J. Kerz............    ISO      95,000        5%          $6.44      11/13/08     $384,371        $974,436
Alan L. Bendes..........    ISO     105,000        5%           4.70      03/26/09      310,890         787,356
Richard B. Brown........    ISO      75,000        4%           6.44      11/13/08      303,451         769,291
Thomas J. Kazamek.......    ISO      75,000        4%           6.44      11/13/08      303,451         769,291
Robert V. Nagelhout.....    ISO      80,000        4%           6.44      11/13/08      323,681         820,577

---------------
(a) Excludes November 30, 1999 awards to Messrs. Brown, Kazamek, and Nagelhout of 5,000, 9,000, and 10,000 options, respectively, to purchase Common Stock at an exercise price of $4.59 per share.

(b) Represents individual option grant as a percentage of total options issued in Fiscal Year 1999.

(c) The hypothetical potential appreciation shown in these columns reflects the required calculations at compounded annual rates of 5% and 10% set by the Securities and Exchange Commission, and therefore is not intended to represent either historical appreciation or anticipated future price appreciation of the Common Stock.

     The following table sets forth selected stock option exercise information as of October 31, 1999 and for the Fiscal Year then ended relating to the Chief Executive Officer and each of the other four most highly compensated executive officers of the Company.

  STOCK OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END STOCK OPTION
                                     VALUES

                                                           NUMBER OF UNEXERCISED           VALUE OF UNEXERCISED
                                                                 OPTIONS AT                     OPTIONS AT
                                 SHARES                       FISCAL YEAR-END               Fiscal Year-End(a)
                               ACQUIRED ON    VALUE     ----------------------------   ----------------------------
NAME                            EXERCISE     REALIZED   EXERCISABLE   UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
----                           -----------   --------   -----------   --------------   -----------   --------------
Paul J. Kerz.................       0           0         299,019         85,500            0              0
Alan L. Bendes...............       0           0          21,000         84,000            0              0
Richard B. Brown.............       0           0           7,500         67,500            0              0
Thomas J. Kazamek............       0           0          83,713        122,500            0              0
Robert V. Nagelhout..........       0           0          86,458         93,542            0              0

---------------
(a) Value of unexercised "in-the-money" options is determined by multiplying the number of shares subject to such options by the difference between the exercise price per share and $4.22, the average of the high and low price per share of the Common Stock on the Nasdaq-Amex National Market System on October 29, 1999.

     The following table sets forth selected information regarding the Company's Employee Stock Purchase Plan as of October 31, 1999.

                                                                 EMPLOYEE STOCK PURCHASE PLAN
                                                              -----------------------------------
                                                              NUMBER OF SHARES    VALUE OF SHARES
NAME OF INDIVIDUAL OR GROUP                                     PURCHASED(A)       Purchased(b)
---------------------------                                   ----------------    ---------------
Paul J. Kerz................................................            0(c)        $         0(c)
Alan L. Bendes..............................................            0                     0
Richard B. Brown............................................            0                     0
Thomas J. Kazamek...........................................        3,468               (15,502)
Robert V. Nagelhout.........................................        7,606               (28,827)
All current executive officers as a group...................       18,756               (75,671)
All employees, other than executive officers, as a group....      701,489           $(2,852,452)

---------------
(a) Represents the cumulative number of shares of Common Stock purchased by employee.

(b) Calculated as the difference between the purchase price per share paid by employees and $4.22, the closing price of the Common Stock on the Nasdaq-Amex National Market System on October 29, 1999 multiplied by the cumulative number of shares purchased by the employees. Amounts in parentheses indicate the purchase prices exceeded the market value at October 29, 1999.

(c) Mr. Kerz is not eligible to participate in this Plan because his beneficial ownership of the outstanding Common Stock exceeds 5%.

PROFIT SHARING PLAN

     The Company had a discretionary defined contribution profit sharing plan in which a substantial number of its employees participated. For the Fiscal Years ended October 31, 1999, 1998, and 1997, profit sharing expense was $0, $0, and $197,000, respectively.

     Effective October 31, 1997, the Company terminated its profit sharing plan, including the 401(k) plan. A replacement, but identical, 401(k) plan was established as of November 1, 1997. Following approval by the Internal Revenue Service, an initial distribution of the assets of the terminated profit sharing plan was completed on December 18, 1998, with the majority of the individual accounts having been distributed in March 1999. The Company expects to distribute the remainder in Fiscal Year 2000.

401(k) PLAN

     Effective January 1, 1992, the Company amended its profit sharing plan to include a 401(k) plan, which permits an employee to contribute a portion of the employee's compensation, subject to certain limitations. At its discretion, the Company may make annual contributions to the 401(k) plan for the benefit of participating employees. For the Fiscal Years ended October 31, 1999, 1998, and 1997, 401(k) plan expense was $1,102,000, $959,000, and $804,000, respectively.
For the Fiscal Year ended October 31, 1999, $3,500 was contributed on behalf of each of Mr. Kerz, Mr. Bendes, and Mr. Levetown, and $3,247 was contributed on behalf of Mr. Brown.

     Mr. Nagelhout and Mr. Kazamek participate under the 401(k) plan of the Company's HCm subsidiary, which is valued at the end of each calendar year. For the calendar year ended December 31, 1999, $11,338 and $8,173 was contributed on behalf of Mr. Nagelhout and Mr. Kazamek, respectively.

     As of January 1, 2000, the Company adopted a unified company-wide 401(k) plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee is comprised of Richard H. Stowe and William W. Neal, both of whom are non-employee directors of the Company. No member of such Committee was at any time during Fiscal Year 1999 or at any other time an officer or employee of the Company. No executive officer of the Company served on the compensation committee of another entity or on any other committee of the board of directors of another entity performing similar functions during the Company's last fiscal year.

     Notwithstanding contrary statements set forth in any of the Company's previous filings under the Securities Act of 1933 (the "Securities Act") or the Exchange Act that might incorporate future filings, including this Proxy Statement, the Compensation Committee report, and the performance graph set forth below shall not be incorporated by reference into such future filings.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     This report provides an explanation of the philosophy underlying the Company's executive compensation program and details on how decisions were implemented during Fiscal Year 1999 regarding the compensation paid to the Company's executive officers.

     The Company's mission is to be a significant provider of quality products and services in the markets it serves. To support this and other strategic objectives as approved by the Board of Directors and to provide adequate returns to the shareholders, the Company must compete for, attract, develop, motivate, and retain top quality executive talent at the corporate office and operating business units of the Company during periods of both favorable and unfavorable business conditions.

     The Company's executive compensation program is a critical management tool in achieving this goal. 'Pay for performance' is the underlying philosophy for the Company's executive compensation program. Consistent with this philosophy, the program has been carefully conceived and is independently administered by the Compensation Committee (the "Committee") of the Board of Directors, which is comprised entirely of non-employee directors. The program is designed to link executive pay to corporate performance, including share price, recognizing that there is not always a direct correlation in the short-term between executive performance and share price.

     The program is designed and administered to:

     - reward individual and team achievements that contribute to the attainment of the Company's business goals; and

     - provide a balance of total compensation opportunities, including salary, bonus, and longer-term cash and equity incentives, that are competitive with similarly situated companies and reflective of the Company's performance.

     In seeking to link executive pay to corporate performance, the Committee believes that the most appropriate measure of corporate performance is the increase in long-term shareholder value, which involves improving such quantitative performance measures as revenue, net income, cash flow, operating margins, earnings per share, and return on shareholders' equity. The Committee may also consider qualitative corporate and individual factors which it believes bear on increasing the long-term value of the Company to its shareholders. These include: (i) the development of competitive advantages; (ii) the ability to deal effectively with the growing complexity of the Company's businesses; (iii) success in developing business strategies, managing costs, and improving the quality of the Company's products and services as well as customer satisfaction; and (iv) the general performance of individual job responsibilities.

     The Company's executive compensation program consists of: (i) a base salary; (ii) an annual bonus; and (iii) a long-term incentive represented by stock options.

COMPENSATION OF EXECUTIVE OFFICERS

     Salary. In determining the amount of compensation to be paid to the executive officers of the Company, the Committee adheres to long established compensation policies of the Company pursuant to which executive compensation is determined. Base salary determinants include the prevailing rate of compensation for positions of like responsibility in the particular geographic area, the level of the executive's compensation in relation to other executives of the Company with the same, more, or less responsibilities, and the tenure of the individual. To ensure both competitiveness and appropriateness of base salaries, the Company retains professional consultants on a periodic basis to update the job classification and pay scale structure pursuant to which individual executives (and the remainder of the Company's employees) are classified and the pay ranges with which their jobs are associated.

     Bonus. Bonuses are intended to reward both overall corporate performance and an individual's participation in attaining such performance. From time to time, bonuses are also awarded to augment base salary when a determination has been made that an executive's salary is not competitive in light of the factors discussed above.

     Stock Options. The longer-term component of the Company's executive compensation program consists of stock options. The options generally permit the option holder to buy the number of shares of the underlying Common Stock (an "option exercise") at a price equal to or greater than the market price of the stock at the time of grant. Thus, the options generally gain value only to the extent the stock price exceeds the option exercise price during the life of the option. Generally a portion of the options vest over a period of several years and expire no later than ten years after grant. Stock options are granted upon the recommendation of management and approval of the Committee based upon their subjective evaluation of the appropriate amount for the level and amount of responsibility of each executive officer. For Fiscal Year 1999, certain stock options that were awarded to four of the six executive officers are subject to a performance-based vesting schedule. These options vested 25 percent on the Grant Date and the remaining 75 percent will vest on October 31, 2003, subject to accelerated vesting of all or a portion of the total options upon realization of certain annual performance measures. All options whose vesting has not otherwise been accelerated pursuant to the foregoing will vest on October 31, 2003, subject only to the continued employment by the Company of the optionee.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     Determination of the Company's compensation of Paul J. Kerz, the Company's Chief Executive Officer and founder, takes into account the factors described above as pertinent to the remainder of the Company's executives and employees, while also taking into consideration the proprietary nature of the Company's business and efforts expended in connection with development of the Company's strategy and product development activities. The Committee also took into account (i) Mr. Kerz's strategic contributions to the Company, (ii) Mr. Kerz's participation in the Company's improving financial results, and (iii) the amount of Mr. Kerz's compensation relative to chief executive officers of comparable companies.

OTHER

     Section 162(m) of the Internal Revenue Code prohibits the Company from deducting any compensation in excess of $1,000,000 paid to certain of its executive officers, except to the extent that such compensation is paid pursuant to a shareholder approved plan upon the attainment of specified performance objectives. The Committee believes that tax deductibility is an important factor, but not the sole factor, to be considered in setting executive compensation policy. Accordingly, the Committee generally intends to take such reasonable steps as are required to avoid the loss of a tax deduction due to
Section 162(m), but reserves the right, in appropriate circumstances, to pay amounts which are not deductible. During Fiscal Year 1999, none of the Company's executive officers received compensation in excess of $1,000,000.

                                          COMPENSATION COMMITTEE

                                          Richard H. Stowe
                                          William W. Neal

SHAREHOLDER RETURN PERFORMANCE GRAPHS

     The graph presented below provides a comparison between the cumulative total shareholder return on the Common Stock since the Company's initial public offering on December 17, 1992 and (assuming the reinvestment of dividends) the Nasdaq-Amex U.S. companies index, the Nasdaq-Amex computer and data processing service companies index, and the Nasdaq-Amex health service companies index, over the same period. The graph assumes the investment of $100 in the Common Stock and each of the indices.
[LINE GRAPH]

                                                HMSY             NASDAQ COMPOSITE          NASDAQ HC             NASDAQ INFO
                                                ----             ----------------          ---------             -----------
Dec-92                                         100.00                 100.00                 100.00                 100.00
Oct-93                                         141.53                 115.11                 151.33                 107.12
Oct-94                                         189.06                 115.72                 192.25                 128.96
Oct-95                                         319.79                 155.82                 197.50                 196.82
Oct-96                                         352.32                 183.92                 226.78                 228.23
Oct-97                                          97.45                 242.06                 246.03                 307.96
Oct-98                                         104.95                 270.90                 191.20                 396.52
Oct-99                                          63.27                 452.52                 141.74                 722.48

CERTAIN TRANSACTIONS

  Loan to Paul J. Kerz

     During October 1998, the Company's HSA subsidiary, a Delaware corporation, made two loans to Paul J. Kerz, an officer and director of HSA, who is also the Company's Chairman and Chief Executive Officer. One loan, in the principal amount of $500,000, was secured by a pledge of 162,666 shares of the Company's common stock owned by Mr. Kerz, while the other loan, in the principal amount of $250,000, was unsecured. Both loans bore interest at the rate of 5.3125% per annum, payable semi-annually commencing April 30, 1999, and were due as to principal and all then accrued but unpaid interest on October 31, 2000. During October 1999, HSA (i) extended the due date of both loans to December 31, 2001 and (ii) increased the total principal amount of the unsecured loan to $1,000,000, of which a total of $400,000 was outstanding as of October 31, 1999. During November 1999, Mr. Kerz drew down the remaining $600,000 of the unsecured loan. In addition, the interest rate on the amended loans was increased to 5.9686% per annum. The amendments to the loans were unanimously approved by the Board of Directors of HSA and the Company as the sole stockholder of HSA, following the recommendation of the Compensation Committee of the Company's Board of Directors that the amendment to the loans were in the best interest of HSA and the Company, and the unanimous approval of the amendment to the loans by the independent members of the Company's Board of Directors.

OTHER RELATIONSHIPS

     The Company occasionally transacts business with companies for which members of its Board of Directors serve as executive officers and/or directors. In Fiscal Year 1999, none of these transactions was individually significant or reportable.

LEGAL

     In April and May 1997, five purported class action lawsuits were commenced in the United States District Court for the Southern District of New York against the Company and certain of its present and former officers and directors alleging violations of the Exchange Act in connection with certain allegedly false and misleading statements. These lawsuits, which sought damages in an unspecified amount, were consolidated into a single proceeding captioned In re Health Management Systems, Inc. Securities Litigation (97 CIV-1965 (HB)) and a Consolidated Amended Complaint was filed. Defendants made a motion to dismiss the Consolidated Amended Complaint, which was submitted to the Court on December 18, 1997 following oral argument. On May 27, 1998, the Consolidated Amended Complaint was dismissed by the Court for failure to state a claim under the federal securities laws, with leave for the plaintiffs to replead. On July 17, 1998, a Second Consolidated Amended Complaint was filed in the United States District Court for the Southern District of New York, which reiterated plaintiffs' allegations in their prior Complaint. On September 11, 1998, the Company and the other defendants filed a motion to dismiss the Second Consolidated Amended Complaint. The motion was fully briefed in late November 1998, at which time the motion was submitted to the Court. The consolidated proceeding was reassigned to another Judge. The Court heard oral argument on the motion to dismiss on June 11, 1999. Prior to rendering its decision on the motion to dismiss, the Court ordered the parties to attempt to settle the case, and meetings toward that end were conducted. On December 20, 1999, the parties reached a tentative agreement on the principal terms of settlement of the litigation against all defendants. Pursuant to this understanding, without admitting any wrongdoing, certain of the defendants have agreed to pay, in complete settlement of this lawsuit, the sum of $4,500,000, not less than 75 percent of which will be paid by the Company's insurance carriers. For the Fiscal Year ended October 31, 1999, the Company has recorded a charge of $845,000 related to this proposed settlement. The proposed settlement understanding is subject to execution of a final settlement agreement and Court approval. On December 22, 1999, the Judge issued an Order dismissing, without prejudice, the pending motion to dismiss, as moot. In the event a final settlement is not consummated, the Company intends to resubmit a motion to dismiss the second consolidated amended complaint and to continue its vigorous defense of the lawsuit.

OTHER BUSINESS

     As of the date of this Proxy Statement, the Board of Directors knows of no business to be presented at the Meeting other than as set forth herein. If other matters properly come before the Meeting, the persons named as proxies will vote on such matters in their discretion.

SHAREHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

     Any shareholder proposals intended to be presented at the Company's 2001 Annual Meeting of Shareholders must be received by the Secretary, Health Management Systems, Inc., 401 Park Avenue South, New York, New York 10016, no later than October 6, 2000, in order to be considered for inclusion in the Company's Proxy Statement and form of proxy relating to such Meeting. Moreover, with regard to any proposal by a shareholder not seeking to have such proposal included in the Proxy Statement but seeking to have such proposal considered at the 2001 Annual Meeting, if such shareholder fails to notify the Company in the manner set forth above of such proposal no later than December 21, 2000, then the persons appointed as proxies may exercise their discretionary voting authority if the proposal is considered at the 2001 Annual Meeting notwithstanding that shareholders have not been advised of the proposal in the Proxy Statement for the 2001 Annual Meeting. Any proposals submitted by shareholders must comply in all respects with (i) the rules and regulations of the Securities and Exchange Commission, (ii) the provisions of the Company's Certificate of Incorporation and by-laws, and (iii) New York law.

ANNUAL REPORT

     The Company's 1999 Annual Report on Form 10-K is concurrently being mailed to shareholders. The Annual Report contains consolidated financial statements of the Company and its subsidiaries and the report thereon of KPMG LLP, independent certified public accountants.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ KATHY L. ARENDT
                                          Kathy L. Arendt
                                          Secretary

Dated: February 4, 2000

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, SHAREHOLDERS ARE URGED TO COMPLETE, SIGN, DATE, AND RETURN THE ACCOMPANYING FORM OF PROXY IN THE ENCLOSED ENVELOPE.

                                                                                                           Please mark
                                                                                                          your votes as  [X]
                                                                                                          indicated in
                                                                                                          this example


1. ELECTION OF DIRECTORS:                           NOMINEES: Randolph G. Brown,            2. Ratification of the selection of KPMG
                                                    Robert V. Nagelhout, Galen D. Powers       LLP as the Company's independent
                                                                                               accountants for the fiscal year
    FOR all nominees              WITHHOLD                                                     ending October 31, 2000.
  listed to the right            AUTHORITY
(except as marked to the  to vote for all nominees  ----------------------------------------     FOR       AGAINST      ABSTAIN
       contrary)             listed to the right    FOR, except for the following nominee(s)
                                                                                                 [ ]         [ ]          [ ]
         [ ]                         [ ]

3. Consideration of a shareholder proposal if       4. To transact such other business as   THIS PROXY WHEN PROPERLY EXECUTED WILL
properly presented at the meeting.                  may properly come before the meeting    BE VOTED IN THE MANNER DIRECTED BY THE
                                                    or any adjournment thereof.             UNDERSIGNED SHAREHOLDER. IF NO DIRECTION
         FOR          AGAINST        ABSTAIN                                                IS GIVEN, THIS PROXY WILL BE VOTED FOR
                                                                                            PROPOSALS 1 AND 2 AND AGAINST PROPOSAL 3
         [ ]            [ ]            [ ]                                                  ABOVE. IF ANY NOMINEE DECLINES OR IS
                                                                                            UNABLE TO SERVE AS A DIRECTOR, THEN THE
                                                                                            PERSONS NAMED AS PROXIES SHALL HAVE FULL
                                                                                            DISCRETION TO VOTE FOR ANY OTHER PERSON
                                                                                  _______   DESIGNATED BY THE BOARD OF DIRECTORS.
                                                                                        |
                                                                                        |
                                                                                        |







Signature_____________________________________________Signature_____________________________________________Date____________________
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
------------------------------------------------------------------------------------------------------------------------------------
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




                                     ANNUAL
                                     MEETING OF
HEALTH MANAGEMENT SYSTEMS, INC.      SHAREHOLDERS
                                     MARCH 14, 2000, 11:00 AM
                                     401 PARK AVENUE SOUTH
                                     NEW YORK, NEW YORK 10016

                        HEALTH MANAGEMENT SYSTEMS, INC.
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned appoints Paul J. Kerz and Kathy L. Arendt, and any one of them, as proxies, to vote all shares of Common Stock of Health Management Systems, Inc. (the "Company") held of record by the undersigned as of January 25, 2000, the record date with respect to this solicitation, at the Annual Meeting of Shareholders of the Company to be held at 401 Park Avenue South, New York, New York 10016 on Tuesday, March 14, 2000, at 11:00 A.M. and any adjournments thereof, upon the following matters:




                                     (OVER)





--------------------------------------------------------------------------------
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